Exhibit 4.2

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Issuer:	Faeth Therapeutics, Inc., a Delaware corporation
Number of Shares:	As set forth in Paragraph A below
Class of Stock:	Series Seed-3 Preferred Stock, $0.0001 par value per share
Exercise Price:	$1.42177 per Share, subject to adjustment
Issue Date:	September 7, 2021
Expiration Date:	September 6, 2031

THIS WARRANT CERTIFIES THAT, for the agreed upon value of $1.00 and for other good and valuable consideration, WESTERN ALLIANCE BANK, or its assignees ("Holder") is entitled to purchase up to the number of fully paid and non-assessable shares of the above-stated Class of the above-stated Company's capital stock (the "Class") determined pursuant to Paragraph A below, at the exercise price per Share set forth above (the "Exercise Price"), as the same may be from time to time adjusted pursuant to Article 2 hereof and subject to the provisions and upon the terms and conditions set forth in this Warrant.

A. Number of Shares. This Warrant shall be exercisable for the Initial Shares, plus the Additional Shares, if any (collectively, and as may be adjusted from time to time in accordance with the provisions of this Warrant, the "Shares").

(1) Initial Shares. As used herein, "Initial Shares" means 21,100 shares of the Class, subject to adjustment from time to time in accordance with the provisions of this Warrant.

(2) Additional Shares. Upon the making, if any, of each Term Loan Advance (as defined in the Loan Agreement) to the Company, this Warrant automatically shall become exercisable for such number of additional shares of the Class (cumulatively and collectively, and as may be adjusted from time to time in accordance with the provisions of this Warrant, the "Additional Shares") as shall equal (a)(i) 0.01, multiplied by (ii) the amount of such Term Loan Advance, divided by (b) the Exercise Price in effect on and as of the date of such Term Loan Advance, subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above. Holder may exercise this Warrant by delivering a duly executed Notice of Exercise, in substantially the form attached hereto as Appendix 1, to the principal office of the Company. Unless Holder is exercising by net issuance as set forth in Section 1.2, Holder shall also deliver to the Company an amount equal to the aggregate Exercise Price for Shares being purchased, by check or wire.

Exhibit 4.2

1.2 Net Issuance. The purchase price may be paid at the Holder's election either (i) by cash or check, or (ii) by surrender of all or a portion of the Warrant for shares of the Shares to be exercised under this Warrant and, if applicable, an amended Warrant representing the remaining number of Shares purchasable hereunder, as determined below ("Net Issuance"). If the Holder elects the Net Issuance method, the Company will issue Shares in accordance with the following formula:

X = Y(A-B)

A

Where:

X =	the number of shares of Shares to be issued to the Holder.
Y =	the number of shares of Shares requested to be exercised under this Warrant (including Shares surrendered in payment of the aggregate Exercise Price)
A =	the fair market value of one (1) Share at the time of exercise. The fair market value of a Share shall be determined pursuant to Section 1.3.
B =	the Exercise Price.

Upon partial exercise by either cash or Net Issuance, the Company shall promptly issue an amended Warrant representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Agreement shall be identical to those contained herein, including, but not limited to the Effective Date hereof.

1.3 Fair Market Value. If the Company's common stock is then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a "Trading Market") and the Class is common stock, the fair market value of a Share shall be the closing price or last sale price of a share of common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If the Company's common stock is then traded in a Trading Market and the Class is a series of the Company's convertible preferred stock, the fair market value of a Share shall be the closing price or last sale price of a share of the Company's common stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company multiplied by the number of shares of the Company's common stock into which a Share is then convertible. If the Company's common stock is not traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Share in its reasonable good faith judgment.

1.4 Delivery of Certificate and New Warrant. Promptly (and in no event more than 3 business days after exercise) after Holder exercises this Warrant, the Company shall deliver to Holder certificates (or evidence of book entry) for the Shares acquired and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Shares not so acquired (or surrendered in payment of the aggregate Exercise Price).

1.5 Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver a replacement Warrant.

1.6 Sale, Merger, or Consolidation of Company.

Exhibit 4.2

(a) Acquisition. For the purpose of this Warrant, "Acquisition" means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company's domicile), or any other corporate reorganization, in which the stockholders of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company's (or the surviving or successor entity's) outstanding voting power immediately after such merger, consolidation or reorganization (or, if such Company stockholders beneficially own a majority of the outstanding voting power of the surviving or successor entity as of immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Company); or (iii) any sale or other transfer by the stockholders of the Company of shares representing at least a majority of the Company's then-total outstanding combined voting power.

(b) Treatment of Warrant at Acquisition. In the event of an Acquisition in which the consideration to be received by the Company's stockholders consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a "Cash/Public Acquisition"), either (i) Holder shall exercise this Warrant pursuant to Section 1.1 and/or 1.2 and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Acquisition or (ii) if Holder elects not to exercise the Warrant, this Warrant will expire immediately prior to the consummation of such Acquisition.

(c) The Company shall provide Holder with written notice of its request relating to the Cash/Public Acquisition (together with such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Cash/Public Acquisition giving rise to such notice), which is to be delivered to Holder not less than seven (7) Business Days prior to the closing of the proposed Cash/Public Acquisition. In the event the Company does not provide such notice, then if, immediately prior to the Cash/Public Acquisition, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above would be greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall promptly notify the Holder of the number of Shares (or such other securities) issued upon such exercise to the Holder and Holder shall be deemed to have restated each of the representations and warranties in Section 4 of the Warrant as the date thereof.

(d) Upon the closing of any Acquisition other than a Cash/Public Acquisition defined above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on and as of the closing of such Acquisition, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(e) As used in this Warrant, "Marketable Securities" means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is then current in its filing of all required reports and other information under the Securities Act of 1933, as amended (the "Act") and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded in a Trading Market, and (iii) following the closing of such Acquisition, Holder would not be restricted from publicly re-selling all of the issuer's shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise or convert this Warrant in full on or prior to the closing of such Acquisition.

Exhibit 4.2

1.7 Automatic Cashless Exercise upon Expiration. In the event that, upon the Expiration Date or other termination of this Warrant, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined in accordance with Section 1.3 above is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be exercised pursuant to Section 1.2 above as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver a certificate (or evidence of book entry) representing the Shares (or such other securities) issued upon such exercise to Holder.

ARTICLE 2. ADJUSTMENTS.

2.1 Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on the outstanding shares of the Class payable in additional shares of the Class or other securities or property (other than cash), or subdivides the outstanding shares of the Class into a greater number of shares, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without additional cost to Holder, the total number and kind of securities and other property to which Holder would have been entitled had Holder owned the Shares on the record date the dividend or subdivision occurred since the original issue date of this Warrant.

2.2 Reclassification, Recapitalization, Exchange or Substitution. Upon any reclassification, recapitalization, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for Shares if this Warrant had been exercised immediately before such reclassification, recapitalization, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new warrant of like tenor for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Exercise Price. Class and number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, recapitalizations, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Etc. If the outstanding shares of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Exercise Price shall be proportionately increased and the number of Shares as to which this Warrant is exercisable shall be proportionately decreased.

2.4 Conversion of Preferred Stock. If the Class is a class and series of the Company's convertible preferred stock, in the event that all outstanding shares of the Class are converted, automatically or by action of the holders thereof, into common stock pursuant to the provisions of the Company's Certificate of Incorporation, including, without limitation, in connection with the Company's initial, underwritten public offering and sale of its common stock pursuant to an effective registration statement under the Act (the "IPO"), then from and after the date on which all outstanding shares of the Class have been so converted, this Warrant shall be exercisable for such number of shares of common stock into which the Shares would have been converted had the Shares been outstanding on the date of such conversion, and the Exercise Price shall equal the Exercise Price in effect as of immediately prior to such conversion divided by the number of shares of common stock into which one Share would have been converted, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

2.5 Adjustments for Diluting Issuances. In the event of the issuance (a "Diluting Issuance") by Company, after the Issue Date of the Warrant, of any Additional Shares of Common Stock (as defined in the Company's Certificate of Incorporation) at a price per share less than the then Exercise Price, then the number of shares of common stock issuable upon conversion of the Shares, and the conversion price, shall be adjusted in accordance with those provisions (the "Provisions") of Company's Certificate of Incorporation which apply to Diluting Issuances with the same effect as though the shares were outstanding at the time of the diluting issuance. Company agrees that the

Exhibit 4.2

Provisions, as in effect on the Issue Date, shall be deemed to remain in full force and effect during the term of the Warrant notwithstanding any subsequent amendment, waiver or termination thereof by Company's shareholders. Under no circumstances shall the aggregate Exercise Price payable by Holder upon exercise of the Warrant increase as a result of any adjustment arising from a Diluting Issuance.

2.6 Adjustment for Pay-to-Play Transactions. In the event that the Company's Certificate of Incorporation provides, or is amended to so provide, for the amendment or modification of the rights, preferences or privileges of the Shares, or the reclassification, conversion or exchange of the outstanding Shares in the event that a holder of shares thereof fails to participate in an equity financing transaction (a "Pay-to-Play Provision"), and in the event that such Pay-to-Play Provision becomes operative in a transaction occurring after the date hereof, this Warrant shall automatically and without any action required become exercisable for that number and type of shares of equity securities as would have been issued or exchanged, or would have remained outstanding, in respect of the Shares issuable hereunder had this Warrant been exercised in full prior to such event, and had the Holder participated in the equity financing to the maximum extent permitted.

2.7 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder's rights under this Article against impairment. If the Company takes any action affecting the Shares or the Class as described above that adversely affects Holder's rights under this Warrant, the Exercise Price shall be adjusted downward and the number of Shares issuable upon exercise of this Warrant shall be adjusted upward in such a manner that such action is offset and the aggregate Exercise Price of this Warrant is unchanged. Notwithstanding the foregoing, the Company shall not be deemed to have impaired Holder's rights hereunder if: (a) it amends its Certificate of Incorporation, and the holders of the Company's preferred stock waive rights thereunder, in a manner that does not affect the Shares differently from the effect that such amendments or waivers have generally on the rights, preferences or restrictions of other shares of the same series of stock, or (b) the Shares are not differently affected than other shares of the same series of stock in connection with any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action.

2.8 Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder an amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.9 Certificate as to Adjustments. Upon each adjustment of the Exercise Price, Class and/or number of Shares, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth the Exercise Price, Class and number of Shares in effect upon the date thereof and the series of adjustments leading to such Exercise Price, Class and number of Shares, and the facts upon which such adjustment is based.

ARTICLE 3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to, and agrees with, the Holder as follows:

(a) The initial Exercise Price referenced on the first page of this Warrant is not greater than the price per share for which shares of the Class were last sold and issued by the Company prior to the Issue Date hereof in an arms-length transaction in which at least $500,000 of such shares were sold.

Exhibit 4.2

(b) As of the date hereof, the Company has sufficient authorized shares of capital stock reserved for the issuance of all Shares which may be issued upon the exercise of this Warrant and upon the conversion of all such Shares.

(c) The Company's capitalization table attached to this Warrant as Appendix 2 is true and complete as of the Issue Date.

3.2 Valid Issuance. The Company shall take all steps necessary to insure that all Shares which may be issued upon the exercise of this Warrant, and all securities which may be issued on conversion of such Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

3.3 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon the outstanding shares of the Class, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to all holders of the outstanding shares of the Class any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of the outstanding shares of the Class; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the Company's securities for cash, then, in connection with each such event, the Company shall give Holder (1) in the case of the matters referred to in (a) and (b) above at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (c) and (d) above; (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.4 (a) Information. So long as Holder holds this Warrant and/or any of the Shares, the Company shall deliver to Holder (a) promptly, copies of all notices or other written communications to which Holder would be entitled if it held Shares as to which this Warrant was then exercisable, and (b) such other financial statements required under and in accordance with any loan documents between Holder and the Company, or if there are no such requirements or if the subject loan(s) are no longer are outstanding, then within 45 days after the end of each of the first three quarters of each fiscal year, the Company's quarterly, unaudited financial statements and within 90 days after the end of each fiscal year, the Company's annual, audited financial statements. The Company shall also supply documentation to Holder reasonably necessary for Holder to evaluate whether to exercise (in cash or on a net issuance basis) this Warrant, including without limitation, (i) any merger/purchase/asset sale agreement and related documents and estimated payout allocations to each of the respective equityholders, warrant and option holders in connection with an Acquisition, (ii) the most recent capitalization tables, 409A valuations (if any), and board/member determination of share value (including any waterfall or per share allocations provided to the equityholders), and (iii) most recent certificate of incorporation/organization.

(b) Exempt Transaction. The issuance of this Warrant and of the Shares on exercise hereof will each constitute a transaction exempt from (i) the registration requirements of Section 5 of the Act, in reliance upon Section 4(a)(2) thereof and/or Regulation D thereunder, and (ii) the qualification requirements of applicable state securities laws.

Exhibit 4.2

(c) Compliance with Rule 144. If Holder proposes to sell the Shares issuable upon the exercise of this Warrant in compliance with Rule 144 promulgated by the SEC, then, upon Holder's written request to the Company, the Company shall furnish to Holder, within ten days after receipt of such request, a written statement confirming the Company's compliance with the filing requirements of the SEC as set forth in such rule (as may be amended from time to time).

3.5 Registration Rights. The shares of common stock issuable on conversion of the Shares shall have the same "piggyback" registration rights as are set forth in the Company's Second Amended and Restated Investors' Rights Agreement dated November 13, 2020, as amended and in effect from time to time (the "Investor Rights Agreement"). The Company has provided Holder with a true and correct copy of the Investor Rights Agreement, which is in full force and effect on the date hereof. The Company agrees that no amendments will be made to the Investor Rights Agreement, which would have an adverse and disproportionate impact on Holder's registration rights thereunder.

ARTICLE 4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF HOLDER.

Holder represents and warrants to, and agrees with, the Company as follows:

4.1 Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder's account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2 Disclosure of Information. Holder is aware of the Company's business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3 Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder's investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4 Accredited Investor Status. Holder is an "accredited investor" within the meaning of Regulation D promulgated under the Act.

4.5 The Act. Holder understands that this Warrant and the Shares issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder's investment intent as expressed herein. Holder understands that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

Exhibit 4.2

4.6 Market Stand-off Agreement. Holder agrees that the Shares shall be subject to the Market Standoff provisions in Section 2.11 of the Investor Rights Agreement.

4.7 No Voting Rights. Holder, as a Holder of this Warrant, will not have any voting rights until the exercise of this Warrant.

4.8 Restrictions on Resales. Holder acknowledges that this Warrant and the Shares issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Holder is aware of the provisions of Rule 144 promulgated under the Securities Act, which permit resale of shares purchased in a private placement subject to the satisfaction of certain conditions, which may include, among other things, the availability of certain current public information about the Company; the resale occurring not less than a specified period after a party has purchased and paid for the security to be sold; the number of shares being sold during any three-month period not exceeding specified limitations; the sale being effected through a "broker's transaction," a transaction directly with a "market maker" or a "riskless principal transaction" (as those terms are defined in the Securities Act or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder); and the filing of a Form 144 notice, if applicable. Holder acknowledges and understands that the Company may not be satisfying the current public information requirement of Rule 144 at the time Holder wishes to sell this Warrant and the Shares issued upon any exercise hereof and that, in such event, Holder may be precluded from selling this Warrant and the Shares issued upon any exercise hereof under Rule 144 even if the other applicable requirements of Rule 144 have been satisfied. Holder acknowledges that, in the event the applicable requirements of Rule 144 are not met, registration under the Securities Act or an exemption from registration will be required for any disposition of this Warrant and the Shares issued upon any exercise hereof. Holder understands that, although Rule 144 is not exclusive, the Securities and Exchange Commission has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk.

4.9 No Public Market. Holder understands and acknowledges that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company's securities.

4.10 Brokers and Finders. Holder has not engaged any brokers, finders or agents in connection with this Warrant and the Shares issued upon any exercise hereof, and the Company has not incurred nor will incur, directly or indirectly, as a result of any action taken by Holder, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Warrant and the Shares issued upon any exercise hereof.

4.11 Advisors. Holder has had the opportunity to review this Warrant and the transactions contemplated by this Warrant with its own legal counsel. Holder is not relying on any statements or representations of the Company or its agents for legal advice with respect to this investment or the transactions contemplated by this Warrant. Holder has reviewed with its own tax advisors the U.S. federal, state and local and non-U.S. tax consequences of this investment and the transactions contemplated by this Warrant. With respect to such matters, Holder relies solely on any such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Holder understands that it (and not the Company) shall be responsible for its own tax liability that may arise as a result of this investment and the transactions contemplated by this Warrant.

ARTICLE 5. MISCELLANEOUS.

Exhibit 4.2

5.1 Legends. This Warrant and the Shares shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

5.2 Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). Company shall not require Holder to provide an opinion of counsel if (i) the transfer is to Holder's parent company, Western Alliance Bancorporation, or any other affiliate of Holder provided that such affiliate is an "accredited investor" within the meaning of Regulation D promulgated under the Act, or (ii) there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder's notice of proposed sale.

5.3 Transfer Procedure. After receipt by Holder of the executed Warrant, Holder may transfer all of this Warrant to Holder's parent company, Western Alliance Bancorporation, or an affiliate thereof or successor thereto (the "Subsequent Holder"), by execution of an Assignment substantially in the form of Appendix 3. Subject to the provisions of Article 5.2 and upon providing Company with written notice (except that such notice shall not be required of Holder or a Subsequent Holder in connection with a transaction described in clause (ii) of this Section 5.3), the Subsequent Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the Shares issuable directly or indirectly, upon conversion of the Shares, if any) to any transferee, provided, however, in connection with any such transfer, the Subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable). Notwithstanding any contrary provision herein, at all times prior to the IPO, Holder may not, without the Company's prior written consent, transfer this Warrant or any portion hereof, or any Shares issued upon any exercise hereof, or any shares or other securities issued upon any conversion of any Shares issued upon any exercise hereof, to any person or entity who directly competes with the Company, except in connection with (i) an Acquisition of the Company by such a direct competitor, or (ii) any sale, transfer, negotiation, or grant of participation in all or any part of, or any interest in, Bank's (as defined in the Loan Agreement) obligations, rights and benefits under the Loan Agreement.

5.4 Notices. All notices and other communications from the Company to Holder, or vice versa, shall be in writing and shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, or by overnight courier, at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time.

5.5 Attorneys' Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys' fees.

5.6 Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles regarding conflicts of law.

Exhibit 4.2

5.7 Counterparts. This Warrant may be executed by one or more of the parties hereto in any number of separate counterparts, all of which together shall constitute one and the same instrument.

5.8 Taxes. In no event shall the Company be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of any certificate in a name other than that of Holder, and the Company shall not be required to issue or deliver any such certificate unless and until the person or persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid or is not payable.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

Exhibit 4.2

IN WITNESS WHEREOF, the undersigned has executed this Warrant to Purchase Stock as of the day and year first above written.

COMPANY:

FAETH THERAPEUTICS, INC.

By: /s/ Anand Parikh____________________________

Name: Anand Parikh

Title: CEO

[Signature Page to Warrant to Purchase Stock]